UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 21, 2019

Williams Industrial Services Group Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-16501	73-1541378
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

100 Crescent Centre Parkway, Suite 1240

Tucker, Georgia 30084

(Address of Principal Executive Offices, Zip Code)

Registrant’s telephone number, including area code: 770-879-4400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                              Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                              Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                              Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                              Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
None	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02                   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Timothy M. Howsman

Williams Industrial Services Group Inc. (the “Company”) today announced that, effective June 21, 2019, its Board of Directors (the “Board”) accepted Timothy M. Howsman’s resignation as Chief Financial Officer and Principal Financial and Accounting Officer, and any and all other positions at the Company and its subsidiaries.

In connection with his resignation, Mr. Howsman entered into a Separation Agreement, dated as of June 24, 2019 (the “Separation Agreement”). Under the terms of the Separation Agreement, the Company agreed to pay Mr. Howsman 12 months of continued base salary of $300,000. Among other things, Mr. Howsman is also entitled to receive a pro-rated  short-term incentive for the 2019 fiscal year, based on actual results for the full fiscal year, to be paid at the same time that short-term incentives for the year are paid by the Company to other participants under the short-term incentive plan. All restricted share units held by Mr. Howsman vested, to the extent provided under the terms and conditions of the applicable award agreements, as if his employment was terminated without cause on the separation date. Mr. Howsman will also receive subsidized premiums for continued health insurance for one year, beginning on July 1, 2019, and reimbursement of certain relocation expenses. The Separation Agreement requires Mr. Howsman to reaffirm the non-compete and non-solicitation covenants in his employment agreement and includes a standard non-disparagement covenant, as well as a release of claims. He will continue to be covered by the Company’s officers’ and directors’ indemnification policy and related insurance with respect to his service with the Company. Mr. Howsman has agreed to provide consulting services to the Company for a period of up to 90 days after his resignation. He will not receive any additional consideration for such services.

Mr. Howsman’s resignation was not due to a disagreement with the Company on any matter relating to the Company’s operations, policies, or practices, or its financial reporting or financial statements.

The Company expects to include the Separation Agreement as an exhibit to a future periodic report, to be filed with the U.S. Securities and Exchange Commission. The foregoing description does not constitute a complete summary of the terms of the Separation Agreement and is qualified in its entirety by reference to the full text of the Separation Agreement.

Appointment of Tracy D. Pagliara

In connection with Mr. Howsman’s departure, Tracy D. Pagliara was appointed Interim Chief Financial Officer and will serve as the Company’s Principal Financial and Accounting Officer.

Mr. Pagliara, 56, has served as a member of Board since July 2017 and as the Company’s President and Chief Executive Officer since April 2018, having previously served as Co-President and Co-CEO, along with Craig E. Holmes, since July 2017. Prior to that, he served as the Company’s Chief Administrative Officer, General Counsel and Secretary since January 2014, and also as Senior Vice President since November 2015. He previously served as the Company’s General Counsel, Corporate Secretary and Vice President of Business Development from April 2010 through December 2013. Prior to joining the Company in April 2010, Mr. Pagliara served as the Chief Legal Officer of Gardner Denver, Inc., a leading global manufacturer of highly engineered compressors, blowers, pumps and other fluid transfer equipment, from August 2000 through August 2008. He also had responsibility for other roles during his tenure with Gardner Denver, including Vice President of Administration, Chief Compliance Officer and Corporate Secretary. Prior to joining Gardner Denver, Mr. Pagliara held positions of increasing responsibility in the legal departments of Verizon Communications/GTE Corporation from August 1996 to August 2000 and Kellwood Company from May 1993 to August 1996, ultimately serving in the role of Assistant General Counsel for each company. Mr. Pagliara currently serves on the board of directors and audit, compensation and nominating and corporate governance committees of Westwater Resources, Inc. (formerly Uranium Resources, Inc.) (Nasdaq: WWR), a diversified minerals exploration company, where he has served since July 2017. He is a member of the Missouri and Illinois State Bars and a Certified Public Accountant. In addition, in accordance with customary practice, Mr. Pagliara and other officers of the Company have served as officers of the Company’s various subsidiaries, although not acting in an executive role for the relevant subsidiary.

There is no arrangement or understanding between Mr. Pagliara and any other person pursuant to which he was selected as an officer of the Company, and there are no family relationships between Mr. Pagliara and any of the Company’s directors or executive officers. There are no transactions to which the Company is a party and in which Mr. Pagliara has a direct or indirect material interest that would be required to be disclosed under Item 404(a) of Regulation S-K.

Item 9.01              Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Press release, dated June 26, 2019.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 26, 2019

Williams Industrial Services Group Inc.

	By:	/s/ Charles E. Wheelock
Charles E. Wheelock
Vice President, Administration, General Counsel & Secretary